UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20310	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

1105 Peters Road, Harvey, Louisiana	70058
(Address of principal executive offices)	(Zip Code)

(504) 362-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 24, 2005, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (“the Company”) made long-term incentive awards to each of the Company’s executive officers named in the Company’s summary compensation table and other key employees of the Company under its stockholder approved 2005 Stock Incentive Plan (the “Plan”). These awards consisted of performance share units (“Units”) and non-qualified stock options.

     The performance period for the Units runs from January 1, 2005 through December 31, 2007. The two performance measures applicable to all participants are the Company’s return on invested capital and total shareholder return relative to those of the Company’s pre-defined “peer group.” Participants can earn from $0 to $200 per Unit, as determined by the Company’s achievement of the performance measures. The Units provide for settlement in cash or up to 50% in equivalent value in Company common stock, if the participant has met specified continued service requirements. The standard form of Performance Share Unit Agreement is attached as Exhibit 10.1 to this report.

     The non-qualified stock options grant the optionee the right to purchase a stated number of shares of the Company’s common stock at an exercise price of $17.46 per share, which represents the fair market value of the Company’s common stock on June 24, 2005. These options will be exercisable beginning on December 31, 2005, and will expire on the tenth anniversary of the date of grant. The standard form of Stock Option Agreement is attached as Exhibit 10.2 to this report.

     Awards of the Units and the non-qualified stock options to the Company’s named executive officers were granted on June 24, 2005 in the following amounts:

Recipient	Performance Share Units	Non-Qualified Stock Options
Terence E. Hall	7,875.00	188,500
Kenneth Blanchard	3,250.00	78,000
Robert S. Taylor	2,500.00	60,000
Gregory L. Miller	1,725.00	41,500
A. Patrick Bernard	1,575.00	37,500

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     10.1       Form of Performance Share Unit Award Agreement.

     10.2       Form of Stock Option Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: June 29, 2005